Exhibit 99.1

News	AmSouth Bancorporation
Release	Post Office Box 11007
Birmingham, Alabama 35288

FOR IMMEDIATE RELEASE

Contact:	(Investment Community)	List Underwood	(205) 801-0265
	(News Media)	Rick Swagler	(205) 801-0105

AmSouth Reaches Agreement with Department of Justice to

Divest 52 Branches

BIRMINGHAM, Ala., Oct. 19, 2006 – AmSouth Bancorporation (NYSE: ASO) announced today that it has reached an agreement with the Department of Justice to sell 52 branches located in Alabama, Mississippi and Tennessee with deposits totaling approximately $2.7 billion. The agreement resolves antitrust concerns raised by the Department of Justice after AmSouth and Regions Financial Corp. announced plans to merge.

“We are dedicated to selling these branches to companies that share our commitment to our associates, our customers, and our communities,” said Dowd Ritter, AmSouth’s chairman, president and chief executive officer. “We would expect the purchasers to offer positions to the associates in these branches, and we will work hard to ensure that our customers and associates experience a flawless transition.”

The divestiture is required by the Department of Justice to ensure that competition remains strong in certain areas where the companies are combining. The divestitures will include deposits, loans and the related premises and equipment. After buyers are identified, customers will receive information about the transition process, which is expected to occur in the first or second quarters of 2007. Customers of the affected branches will be notified but do not need to do anything at this time.

Sale of the branches will be contingent on the completion of the proposed merger between AmSouth and Regions.

The 52 AmSouth branches required to be divested are as follows:

Market	Branch name	Address	City
ALABAMA
Decatur	Danville Road	2404 Danville Road SW	Decatur
Huntsville	Lily Flagg	107 Lily Flagg Road SE	Huntsville
	Piedmont Point	4769 Whitesburg Drive S	Huntsville
	University Drive	1470 Perimeter Parkway NW	Huntsville
	Whitesburg	2204 Whitesburg Drive	Huntsville
	North Madison	7930 Highway 72 W	Madison
Mobile	Bay Minette	511 D’Olive St.	Bay Minette
	Bayou La Batre	13825 S Wintzell Ave.	Bayou La Batre
	Lake Forest	28770 US Highway 98	Daphne
	Baldwin Square	111 Baldwin Square	Fairhope
	Fairhope	51 S Section St.	Fairhope
	Ambassador Plaza	7860 Airport Blvd.	Mobile
	Cottage Hill	5133 Cottage Hill Road	Mobile
	Crichton	2820 Springhill Ave.	Mobile
	Government Street	1402 Government St.	Mobile
	Hillcrest	720 Hillcrest Road	Mobile
	Lloyds Lane	6241 Cottage Hill Road	Mobile
	McGregor Square	3920 Airport Blvd.	Mobile
	Schillinger Road	7849 Cottage Hill Road	Mobile
	Skyline	3942 Government Blvd.	Mobile
	Spring Hill-Mobile	4357 Old Shell Road	Mobile
	Springdale Plaza	3250 Airport Blvd.	Mobile
	Tillman’s Corner	5351 Highway 90 W	Mobile
	Toulminville	2326 St. Stephens Road	Mobile
	Saraland	34 Shelton Beach Road	Saraland
	Oak Plaza	7800 Moffat Road	Semmes
	Eastern Shore Centre	10010 Eastern Shore Blvd.	Spanish Fort
	Westminster	500 Spanish Fort Blvd.	Spanish Fort
Montgomery	Millbrook	3725 Highway 14	Millbrook
	Atlanta Highway	5375 Atlanta Highway	Montgomery
	Eastern Bypass	1465 Eastern Blvd.	Montgomery
	Taylor Road	2710 Taylor Road	Montgomery
	Prattville	1882 E Main St.	Prattville
	Wetumpka Main	743 S Main St.	Wetumpka
Selma	Selma Main	9 Broad St.	Selma
Tuscaloosa	Northport	3076 McFarland Blvd.	Northport
	Skyland	719 Skyland Blvd. E	Tuscaloosa
	Tuscaloosa Main	2330 University Blvd.	Tuscaloosa
	University Campus	331 University Blvd.	Tuscaloosa
MISSISSIPPI
Clarksdale	Clarksdale Main	301 John Lee Hooker Lane	Clarksdale
Greenville	Greenville Main	342 Washington Ave.	Greenville
Greenwood	Greenwood	820 West Park Ave.	Greenwood
Starkville	Eupora	102 West Fox Ave.	Eupora
	12 / 25	303 Highway 12 W	Starkville
	Sturgis	3869 Highway 12 West	Sturgis
TENNESSEE
Crossville	Crossville	139 Elmore Road	Crossville
Dayton-Spring City	Dayton	1525 Market St.	Dayton
Fayetteville	Fayetteville	310 College St. W	Fayetteville
Nashville	Woodbury	101 W Main St.	Woodbury
Paris	Paris	101 W Wood St.	Paris
Shelbyville	Shelbyville	508 Madison St.	Shelbyville
Smithville	Smithville	200 W Main St.	Smithville

Questions and answers about divestiture

Q:	What is divestiture?

A:	When banks merge, the Department of Justice and the Federal Reserve Board sometimes require the banks to sell, or divest, branches and deposits in some markets to resolve antitrust concerns. This process keeps the merged bank from gaining an unfair advantage and ensures the market remains competitive.

Q:	How were branches selected for divestiture?

A:	The Department of Justice and the Federal Reserve made the decisions on which branches must be divested or sold. The divestiture includes deposits, loans and fixed assets, such as premises and equipment.

Q:	What does this mean for the customer?

A:	Customers will receive the same great service from the same great bankers they have had in the past. AmSouth and the purchaser will work to ensure the transition is as smooth as possible. Signs and accounts will not change until the spring or summer of 2007. When the time comes for the actual transfer to occur, the customer accounts will be transferred to the new owner of the branch.

Q:	What does this mean for the associates at these branches?

A:	Right now, it’s business as usual and there will be no immediate changes. Although buyers have not been identified, we would expect them to offer positions to the associates in these branches because that is the best way to ensure customers continue to receive excellent service. We will work hard to ensure that the customers and associates in these branches experience a flawless transition.

About AmSouth

AmSouth is a regional bank holding company with $54 billion in assets, 700 branch banking offices and more than 1,200 ATMs. AmSouth operates in Florida, Tennessee, Alabama, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, and trust and investment management services. AmSouth also offers a complete line of banking products and services at its web site, www.amsouth.com.

About Regions Financial Corporation

Regions Financial Corporation (NYSE: RF), headquartered in Birmingham, Ala., is a full-service provider of retail and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions had $86.1 billion in assets as of June 30, 2006, making it one of the nation’s top 15 banks. Regions’ banking subsidiary, Regions Bank, operates some 1,300 offices and a 1,600-ATM network across a 16-state geographic footprint in the South, Midwest and Texas. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions, which is a member of both the Forbes and Fortune 500, can be found at www.regions.com.